EXHIBIT 99.3
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                          STANTON FEDERAL SAVINGS BANK











                              Marketing Materials






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                          STANTON FEDERAL SAVINGS BANK


                                TABLE OF CONTENTS
                                -----------------

 CORRESPONDENCE
 --------------

Letter to Members Eligible to Vote
Letters to Depositors Not Entitled to Vote (Closed - Accounts)
Letter to Potential Investors"
Blue Sky"  Depositor Letter
Ryan, Beck "Broker-Dealer" Letter
Stockgram
Proxygram
Stock Order Acknowledgment Card
Stock Certificate Mailing Letter

ADVERTISEMENTS
--------------

Tombstone Advertisement
Lobby Poster

PRESS RELEASES
--------------

Press Release for Approval of Sale
Press Release - Offering Completed

MARKETING FOLDER
----------------

BROCHURES
---------

Q&A About the Conversion

FORMS
-----

Stock Order Form

LETTER  TO  MEMBERS  ELIGIBLE  TO VOTE
[Stanton  Federal  Letterhead]




_________, 1998

Dear  Customer:

I am pleased to inform you that the Board of Directors has unanimously approved a Plan of Conversion whereby Stanton Federal Savings Bank (Stanton Federal or the "Savings Bank") will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. As part of the conversion process, the Savings Bank will become a wholly-owned subsidiary of SFSB Holding Company, which is a recently organized Pennsylvania corporation.

Enclosed are a Prospectus, Stock Order Form, and Question and Answer
Brochure. You may purchase common stock in the Conversion without paying a commission or fee. Your completed Stock Order Form, along with full payment or authorization to withdraw funds from your Stanton Federal deposit account(s), must be received at any of our offices by __:00 a.m. Eastern Time on ________, 1998.

Please  remember:

o YOUR DEPOSIT ACCOUNTS AT THE SAVINGS BANK WILL CONTINUE TO BE INSURED TO THE MAXIMUM EXTENT ALLOWED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

o THERE WILL BE NO CHANGE IN THE TERMS OF YOUR ACCOUNTS OR LOANS. DEPOSITORS WILL ENJOY THE SAME SERVICES IN OUR OFFICES WITH THE SAME STAFF.

o    YOUR VOTE IN FAVOR OF CONVERSION DOES NOT OBLIGATE YOU TO BUY STOCK.

o YOU HAVE A RIGHT TO BUY STOCK BEFORE STOCK IS OFFERED TO THE GENERAL PUBLIC SUBJECT TO THE PURCHASE PRIORITY ALLOCATIONS SET FORTH IN THE PLAN OF CONVERSION.

Interest at the Savings Banks stated rate on passbook accounts will be paid on all subscription funds received until completion or termination of the Conversion. Authorized withdrawals from existing accounts will continue to earn interest at the contractual rate until the completion of the Conversion. You may purchase the common stock by a withdrawal from your savings or certificate

LETTER TO MEMBERS  ELIGIBLE TO VOTE
Page  2

account without the penalty for early withdrawals. Please call the Stock Information Center early in the Conversion period if you wish to purchase common stock using IRA funds because IRA-related procedures require additional processing time.

The Office of Thrift Supervision has approved the Plan of Conversion subject to a favorable vote of our members. Also enclosed you will find a Proxy Statement, Proxy Card(s) and a reply envelope. Management urges that you vote FOR the Plan of Conversion after reviewing the Proxy Statement. Please sign the enclosed Proxy Card(s) and return them to any Stanton Federal office or mail them immediately in the enclosed reply envelope. Should you choose to attend the Special Meeting of Members and wish to vote in person, you may do so by revoking your previously executed proxy.

If you have any questions, please call the Stock Information Center at (412) ___-____, from 9:00 a.m. - 4:00 p.m., Monday through Friday.

We hope that you will take advantage of this opportunity to join us as a charter stockholder of SFSB Holding Company.

Sincerely,



Barbara  J.  Mallen
President


This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock offered in the Conversion are not accounts or deposits and are not federally insured or guaranteed. The common stock has not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or any other government agency.

                            Stock Information Center
                          Stanton Federal Savings Bank
                            900 Saxonburg Boulevard
                              Pittsburgh, PA 15223
                                 (412) ___-____

LETTER TO DEPOSITORS - CLOSED ACCOUNTS [Stanton Federal Letterhead]


________, 1998

Dear  Sir/Madam:

I am pleased to inform you that the Board of Directors has unanimously approved a Plan of Conversion whereby Stanton Federal Savings Bank (Stanton Federal or the Savings Bank) will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. As part of the conversion process, the Savings Bank will become a wholly-owned subsidiary of SFSB Holding Company, which is a recently organized Pennsylvania corporation.

Enclosed are a Prospectus, Stock Order Form, and Question and Answer Brochure. As a depositor of Stanton Federal on _______, _______ or ______ you have a priority to purchase SFSB Holding Company common stock in the Conversion before it is offered to the general public and without paying a commission or fee subject to the purchase priority allocations set forth in the Plan of Conversion. Your completed Stock Order Form, along with full payment, must be received at any of our offices by __:00 a.m., Eastern Time on ________, 1998.

Interest at the Savings  Banks stated rate on passbook  accounts will be paid on
all  subscription   funds  received  until  completion  or  termination  of  the
Conversion.

If you have any questions, please call the Stock Information Center at (412) ___-____, from 9:00 a.m. - 4:00 p.m., Monday through Friday.

We hope that you will take advantage of this opportunity to join us as a charter stockholder of SFSB Holding Company.

Sincerely,



Barbara  J.  Mallen
President

This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock offered in the Conversion are not accounts or deposits and are not federally insured or guaranteed. The common stock has not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or any other government agency.


                            Stock Information Center
                          Stanton Federal Savings Bank
                            900 Saxonburg Boulevard
                              Pittsburgh, PA 15223
                                 (412) ___-____

LETTER TO  POTENTIAL  INVESTORS
[Stanton  Federal  Letterhead]




________,  1998

Dear Potential  Investor:

I am pleased to inform you that the Board of Directors has unanimously approved a Plan of Conversion whereby Stanton Federal Savings Bank ("Stanton Federal" or the "Savings Bank") will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. As part of the conversion process, the Savings Bank will become a wholly-owned subsidiary of SFSB Holding Company, which is a recently organized Pennsylvania corporation.

In connection with the Conversion, SFSB Holding Company is offering up to 632,500 shares of common stock (subject to a possible increase to 727,375 shares of common stock) at $10.00 per share through a Subscription and Community Offering. The stock is being offered to qualifying depositors and other members of the Savings Bank along with the employee stock ownership plan of the Savings Bank in a Subscription Offering and then to certain members of the general public in a Community Offering.

Enclosed are a Prospectus, Stock Order Form, reply envelope, and Question and Answer Brochure. If you are interested in purchasing shares of common stock, you may do so during the Subscription and Community Offering without paying a commission or fee. Your completed Stock Order Form, along with full payment, must be received at any of our offices by __:00 a.m., Eastern Time, on _______, 1998.

Interest at the Savings Banks stated rate paid on passbook accounts will be paid on all subscription funds received until completion or termination of the Conversion.

If you have any questions, please call the Stock Information Center at (412) ___-____, from 9:00 a.m. - 4:00 p.m., Monday through Friday.

We hope that you will take advantage of this opportunity to join us as a charter stockholder of SFSB Holding Company.

Sincerely,



Barbara  J.  Mallen
President

LETTER TO POTENTIAL INVESTORS
Page  2




This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock offered in the Conversion are not accounts or deposits and are not federally insured or guaranteed. The common stock has not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or any other government agency.

                            Stock Information Center
                          Stanton Federal Savings Bank
                                 900 Saxonburg
                         Boulevard Pittsburgh, PA 15223
                                 (412) ___ - ___

"BLUE SKY" MEMBER LETTER
[Stanton Federal Letterhead]




_________, 1998

Dear Member:

I am pleased to inform you that the Board of Directors has unanimously approved a Plan of Conversion whereby Stanton Federal Savings Bank ("Stanton Federal" or the Savings Bank) will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. As part of the conversion process, the Savings Bank will become a wholly-owned subsidiary of SFSB Holding Company, which is a recently organized Pennsylvania corporation.

The Office of Thrift Supervision has approved the Plan of Conversion subject to a favorable vote of our members. Please read the enclosed Proxy Statement, vote and sign the enclosed Proxy Card(s) and mail them to us in the enclosed reply envelope. The Board of Directors urges you to vote FOR the Plan of Conversion. We must receive the card(s) by __:00 a.m., Eastern Time, on _________, 1998.

Although you may vote on the Savings Bank's Plan of Conversion, SFSB Holding Company is unfortunately unable to offer or sell its common stock to you because the small number of members in your state makes registration or qualification under your state securities laws impractical for reasons of cost or otherwise. Accordingly, this letter, the enclosed Proxy Statement, and the enclosed Prospectus should not be considered an offer to sell nor a solicitation of an offer to buy the common stock. The Prospectus is referred to in the Proxy Statement for a more detailed explanation of the conversion process and is enclosed with this letter solely to provide such explanation and not as an offer to sell nor a solicitation of an offer to buy the common stock described in the Prospectus.

If you have any questions about your voting rights or the Conversion, please call our Stock Information Center at (412) ___-____, from 9:00 a.m. to 4:00 p.m., Monday through Friday.

Sincerely,




Barbara J. Mallen
President

BLUE SKY MEMBER LETTER
Page 2



This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus, however, neither an offer to sell nor a solicitation of an offer to buy is being made with the enclosed Prospectus. The shares of common stock offered in the Conversion are not accounts or deposits and are not federally insured or guaranteed. The common stock has not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or any other government agency.

                            Stock Information Center
                          Stanton Federal Savings Bank
                            900 Saxonburg Boulevard
                              Pittsburgh, PA 15223
                                 (412) ___-____

                      STANTON FEDERAL SAVINGS BANK [LOGO]

                              QUESTIONS & ANSWERS
                     ABOUT THE CONVERSION AND STOCK OFFERING

Stanton Federal Savings Bank (Stanton Federal or the Savings Bank) is converting to the stock form of ownership pursuant to a Plan of Conversion (the Plan). You have the opportunity to become a charter stockholder in SFSB Holding Company, the Savings Banks recently organized holding company (the Holding Company). This pamphlet answers frequently asked questions about the stock conversion and about your opportunity to invest in SFSB Holding Company.

Investment in the common stock involves certain risks. For a discussion of these
risks  and  other  factors,   investors  are  urged  to  read  the  accompanying
Prospectus.

                                    GENERAL
                                    -------

Q.   What is meant by Conversion?

A. Conversion is a change in the legal form of the Savings Banks organization. Stanton Federal is presently a federally chartered mutual (no stockholders) savings bank. After the Conversion, Stanton Federal will be a federally-chartered capital stock savings bank and a wholly-owned subsidiary of SFSB Holding Company. Pursuant to the Plan of Conversion, the Holding Company will acquire all of the Stanton Federal common stock to be issued in the Savings Banks stock conversion, and the holding company will become a public company by selling shares of SFSB Holding Company common stock. The stockholders of SFSB Holding Company will have voting rights with respect to certain key business matters. The holding company structure will provide advantages which may facilitate the future growth and
     financial   performance  of  the  Savings  Bank.

Q.   Why is Stanton Federal converting to the stock form of ownership?

A. Although the Savings Bank exceeds all regulatory capital requirements, the Savings Banks business strategy includes raising additional capital. The conversion of Stanton Federal and the related sale of the Holding Companys common stock will:

     o Allow customers and community members t become stockholders, sharing in our organizations future;

     o    Provide additional funds for lending and investment activities;

     o    Facilitate future access to the capital markets;

     o    Enhance the operating flexibility of our organization; and

     o Enable Stanton Federal to compete effectively with other financial institutions.

Q.   What steps are involved in completing the Conversion?

A.   o    A Plan of Conversion was adopted by the Board of Directors;

     o    The Off  Supervision  approved  the  Plan of  Conversion,  subject  to
          approval  of  the  Savings  Banks  members   (depositors  and  certain
          borrowers);

     o The Board of Directors is soliciting proxies from the Savings Banks members, requesting that they vote FOR the Plan of Conversion;

     o The Holding Company is conducting a Subscription Offering and a Community Offering of common stock (together, the Offering);

     o At the conclusion of the Conversion, SFSB Holding Company will own all of the stock of Stanton Federal, and stockholders will own SFSB Holding Companys common stock; and

     o When the Plan is approved and the Offering is completed, certificates for the common stock will be issued to SFSB Holding Companys stockholders.

Q.   What effect will the Conversion have on the Savings Banks operations?

A. After the Conversion, Stanton Federal will continue to offer customers a full range of financial services. The Savings Banks principal business of accepting deposits and making mort and other loans will continue without interruption.

Q. Will there be any changes in management or personnel of the Savings Bank as a result of the Conversion?

A. No. Directors, officers and employees will continue in their same positions at the Savings Bank. Our daytoday activities will not change.

Q. Will the Conversion have any effect on my deposit accounts or loans with Stanton Federal?

A. No. The Conversion will not affect the balance, interest rate or withdrawal rights of your savings or certificate accounts. Insurance of deposit accounts by the FDIC will continue without change. The rights and obligations of borrowers under their loan agreements will not be affected.

Q.   How will the proceeds raised from the sale of common stock be used?

A. The net proceeds from the sale of common stock will increase Stanton Federals capital base and will support the Savings Banks business activities, including the origination of one-to-four family residential loans and other loans.

Q. What are the purchase priorities for the Subscription Offering and Community Offering?

A. Non-transferable subscription rights to subscribe for the common stock in a Subscription Offering have been granted, in descending order of purchase priority to (i) depositors with aggregate deposits of $50.00 or more as of December 31, 1995; (ii) the Savings Banks tax-qualified Employee Stock Ownership Plan; (iii) depositors with aggregate deposits of $50.00 or more as of September, 1997; and (iv) depositors of the Savings Bank as of ______, 199__, and borrowers of the Savings Bank with mortgage loans outstanding as of this date.

     Subject to the prior rights of holders of subscription rights, common stock is being offered in a concurrent Community Offering to certain members of the general public, with preference given to natural persons residing in Allegheny County, Pennsylvania.

     Because Qualifying Deposits are utilized in allocating shares to Eligible Account Holders and Supplemental Eligible Account Holders, each such subscriber should be sure to list on the Stock Order Form all the deposit accounts in which he or she had an ownership interest at the applicable date, December 31, 1995 or September 30, 1997.

Q. Are the depositors and mortgage borrowers who are eligible to buy common stock obligated to do so?

A. No. They will become stockholders only if they decide to purchase shares of common stock

Q. As a depositor or mortgage borrower eligible to buy common stock in the Subscription Offering, may I sell or assign my subscription rights?

A. No. Such transfer is prohibited by law. Subject to the availability of stock and certain other restrictions, persons who do not have subscription rights may purchase common stock in the Community Offering, which is being conducted concurrently with the Subscription Offering.

Q.   How was the offering range and the price per share determined?

A. The offering range is based on an independent appraisal of the pro forma market value of the common stock performed by an appraisal firm experienced in valuations of thrift institutions. The appraisal, dated November ___, 1997, indicated that the aggregate pro forma market value of the common stock ranged between $4.7 million and $6.3 million (with a mid-point of $5.5 million). The offering range is between 467,500 and 632,500 shares. The Board of Directors determined to offer the shares at $10.00 per share.

Q. Will the common stock I purchase be insured by the Federal Deposit Insurance Corporation?

A. No. Common stock cannot be insured by the Federal Deposit Insurance Corporation (FDIC). Your deposit accounts at Stanton Federal, however, will continue to be insured by the FDIC.

Q.   Will dividends be paid?

A. The Board of Directors has not formulated a cash dividend policy, but intends to develop a policy of paying cash dividends in the future. Future payment of dividends is subject to the discretion of the Board of Directors, which will consider the Savings Bank's and Holding Companys earnings, regulatory requirements, business needs and other relevant factors. The Holding Company may pay stock dividends in lieu of or in addition to cash dividends, although there can be no assurance that any dividends will be paid.

Q.   How will the common stock be traded?

A. The common stock has received conditional approval for quotation on the OTC Electronic Bulletin Board under the symbol "_____". However, there can be no assurance that an active and liquid market will develop. Although under no obligation to do so, Ryan Beck & Co., Inc. has informed Stanton Federal that it intends, upon the completion of the Conversion, to make a market in the common stock by maintaining bid and asked quotations.

                                     VOTING
                                     ------

                            YOUR VOTE IS IMPORTANT!

Details about the stock conversion of Stanton Federal Savings Bank and the formation of the Holding Company are provided in the Proxy Statement.

Q.   Has Stanton Federal's Board of Directors adopted the Plan of Conversion?

A. Yes. The Plan of Conversion was unanimously adopted by the Board of Directors of the Savings Bank.

Q.   What vote is necessary to approve the Plan of Conversion?

A. The Conversion cannot be consummated without the approval of the Savings Banks members. The Plan of Conversion must be approved by a majority of the total votes eligible to be cast. Not voting is the same as voting against the Plan. Therefore, your vote is very important!

Q.   Am I required to vote or buy stock?

A. No. Members are not required to vote, and voting does not obligate a member to buy stock. Because your vote is important, however, management urges that you take advantage of this opportunity to vote FOR the Plan. Your proxy card is enclosed in the window of your envelope. Please vote, sign and return the card(s) in the enclosed proxy return envelope. The card(s) must be received by _______, 1998.

Q.   Why did I get several proxy cards?

A. If you have more than one deposit account or loan, you could receive more than one proxy card, depending on the ownership structure of your accounts. Please vote, sign and return all cards that you receive. Only one signature is needed on proxy cards with more than one name listed.

                             PURCHASING COMMON STOCK
                             -----------------------

Q.   How many shares are being offered?

A. SFSB Holding Company is offering between 467,500 and 632,500 shares of common stock.

Q.   What is the price per share?

A.   The subscription price is $10.00 per share.

Q. How do I order common stock during the Subscription Offering and Community Offering?

A. Complete and return the enclosed Stock Order Form, together with payment or authorization for account withdrawal, as described above. You may use the enclosed order return envelope. Orders must be received by Stanton Federal by __:00 a.m. Eastern Time on ________, 1998.

Q.   How do I pay for common stock?

A. Payment may be made by check, bank draft or money order or by authorization for withdrawal (without early withdrawal penalty) from passbook, statement savings or certificate of deposit accounts maintained at Stanton Federal. Funds authorized for withdrawal will remain in the account and will continue to earn interest at the contractual rate, but will be unavailable to the depositor during the Offering. Subscriptions made by check, bank draft or money order will earn interest at Stanton Federals passbook savings account rate until the Conversion is completed.

Q.   How much common stock may I order?

A. The purchase limits in the Subscription Offering and in the Community Offering are described in detail in the section of the Prospectus entitled ________. The maximum number of shares which any person may purchase is 7,500 shares or $75,000 and no person, together with associates and persons acting in concert, may purchase in all categories the more than the lesser of 12,500 shares or 5% of the total amount of stock sold in the Conversion. The minimum purchase is 25 shares or $250.

Q. As a depositor or mortgage borrower, will I pay a lower price for the common stock than someone who is not a customer of the Savings Bank?

A.   No. The price per share is the same for all subscribers in the Offering.

Q.   Do I pay a commission?

A. No. No commission or fee will be charged for the purchase of shares during the Offering.

Q. Are executive officers and directors of the Savings Bank planning to purchase common stock?

A. Yes. Stanton Federals executive officers and directors presently expect to purchase an aggregate of approximately $575,000 of common stock.

Q. What happens to my order if orders are received for more common stock than is available?

A. This is referred to as an oversubscription and shares will be allocated on a priority basis as described in the Prospectus. The priority order is also described above. Any funds submitted by you to purchase stock will be refunded you with interest should your order not be filled, or not filled in full.

Q. I have an IRA account at Stanton Federal. Can I use this money to purchase the common stock without incurring any tax consequences?

A. You will need to transfer your IRA relationship to a broker-dealer, who will establish a self-directed IRA account for you. Stanton Federal will not charge a penalty for early withdrawal, and there will be no IRS penalty incurred as a result of purchasing the common stock by this means. Please call the Stock Information Center at least two weeks prior to the close of the Offering for a complete description of and assistance with IRA procedures.

Q.   May shares be registered in someone else's name?

A.   No.  Common  stock  initially  must be  registered  in the  name(s)  of the
     purchaser(s)   as  described  on  the  Stock  Order  Form.  You  may  later re-register the stock in other names.

Q.   In the future, how may I purchase additional shares or sell shares?

A. You may purchase or sell shares through your stockbroker or discount brokerage firm. The firm will charge a commission for trades.

Q.   When will I receive my common stock certificate(s)?

A. Common stock certificates will be mailed by our transfer agent promptly after the Conversion is completed. Please be aware that you may not be able to sell shares purchased in the Offering until you receive your stock certificate.

This brochure is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock offered in the Conversion are not accounts or deposits and are not federally insured or guaranteed. The common stock has not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or any other government agency

                                   QUESTIONS?
                            Stock Information Center
                          Stanton Federal Savings Bank
                             900 Saxonburg Boulevard
                              Pittsburgh, PA 15223
                                (412) ___ - ____